Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-193958

July 20, 2015

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated July 20, 2015

$750,000,000

FLOATING RATE NOTES DUE JANUARY 17, 2017

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 /A+ /A- (each with negative outlook)

Note Type:	SEC Registered (No. 333-193958)

Trade Date:	July 20, 2015

Settlement Date (T+3):	July 23, 2015

Maturity Date:	January 17, 2017

Principal Amount Offered:	$750,000,000

Price to Public (Issue Price):	100.000%

Base Rate Spread:	LIBOR +45 basis points

Interest Payment Dates and Interest Reset Dates:	January 17, April 17, July 17 and October 17, commencing October 17, 2015 (short first coupon)

Optional Redemption Provisions:	None.

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

CUSIP / ISIN:	91324P CJ9/US91324PCJ93

Active Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC

Passive Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

FIXED RATE NOTES

$750,000,000 1.450% NOTES DUE JULY 17, 2017

$1,500,000,000 1.900% NOTES DUE JULY 16, 2018

$1,500,000,000 2.700% NOTES DUE JULY 15, 2020

$1,000,000,000 3.350% NOTES DUE JULY 15, 2022

$2,000,000,000 3.750% NOTES DUE JULY 15, 2025

$1,000,000,000 4.625% NOTES DUE JULY 15, 2035

$2,000,000,000 4.750% NOTES DUE JULY 15, 2045

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 /A+ /A- (each with negative outlook)

Note Type:	SEC Registered (No. 333-193958)

Trade Date:	July 20, 2015

Settlement Date (T+3):	July 23, 2015

Maturity Date:

July 17, 2017 (the “2017 Notes”)

July 16, 2018 (the “2018 Notes”)

July 15, 2020 (the “2020 Notes”)

July 15, 2022 (the “2022 Notes”)

July 15, 2025 (the “2025 Notes”)

July 15, 2035 (the “2035 Notes”)

July 15, 2045 (the “2045 Notes”)

Principal Amount Offered:	$750,000,000 (2017 Notes) $1,500,000,000 (2018 Notes) $1,500,000,000 (2020 Notes) $1,000,000,000 (2022 Notes) $2,000,000,000 (2025 Notes) $1,000,000,000 (2035 Notes) $2,000,000,000 (2045 Notes)

Price to Public (Issue Price):	99.981% (2017 Notes) 99.873% (2018 Notes) 99.940% (2020 Notes) 99.877% (2022 Notes) 99.729% (2025 Notes) 99.988% (2035 Notes) 99.589% (2045 Notes)

Interest Rate:	1.450% (2017 Notes) 1.900% (2018 Notes) 2.700% (2020 Notes) 3.350% (2022 Notes) 3.750% (2025 Notes) 4.625% (2035 Notes) 4.750% (2045 Notes)

Interest Payment Dates:

January 17 and July 17, commencing January 17, 2016

(short first coupon) (2017 Notes)

January 16 and July 16, commencing January 16, 2016

(short first coupon) (2018 Notes)

January 15 and July 15, commencing January 15, 2016

(short first coupon) (2020 Notes)

January 15 and July 15, commencing January 15, 2016

(short first coupon) (2022 Notes)

January 15 and July 15, commencing January 15, 2016

(short first coupon) (2025 Notes)

January 15 and July 15, commencing January 15, 2016

(short first coupon) (2035 Notes)

January 15 and July 15, commencing January 15, 2016

(short first coupon) (2045 Notes)

Regular Record Dates:

January 2 and July 2 (2017 Notes)

January 1 and July 1 (2018 Notes)

January 1 and July 1 (2020 Notes)

January 1 and July 1 (2022 Notes)

January 1 and July 1 (2025 Notes)

January 1 and July 1 (2035 Notes)

January 1 and July 1 (2045 Notes)

Benchmark:

T 0.625% due June 30, 2017 (2017 Notes)

T 0.875% due July 15, 2018 (2018 Notes)

T 1.625% due June 30, 2020 (2020 Notes)

T 2.125% due June 30, 2022 (2022 Notes)

T 2.125% due May 15, 2025 (2025 Notes)

T 2.500% due February 15, 2045 (2035 Notes)

T 2.500% due February 15, 2045 (2045 Notes)

Benchmark Price and Yield:	99-26 3/4; 0.710% (2017 Notes) 99-11+; 1.094% (2018 Notes) 99-18 3/4; 1.713% (2020 Notes) 100-01; 2.120% (2022 Notes) 97-24; 2.383% (2025 Notes) 87-31; 3.126% (2035 Notes) 87-31; 3.126% (2045 Notes)

Spread to Benchmark:

+75 basis points (2017 Notes)

+85 basis points (2018 Notes)

+100 basis points (2020 Notes)

+125 basis points (2022 Notes)

+140 basis points (2025 Notes)

+150 basis points (2035 Notes)

+165 basis points (2045 Notes)

Re-offer Yield:	1.460% (2017 Notes) 1.944% (2018 Notes) 2.713% (2020 Notes) 3.370% (2022 Notes) 3.783% (2025 Notes) 4.626% (2035 Notes) 4.776% (2045 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 12.5 basis points. (2017 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points. (2018 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points. (2020 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points. (2022 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 22.5 basis points. (2025 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points. (2035 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points. (2045 Notes)

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

CUSIP / ISIN:

91324P CK6/US91324PCK66 (2017 Notes)

91324P CL4/US91324PCL40 (2018 Notes)

91324P CM2/US91324PCM23 (2020 Notes)

91324P CN0/US91324PCN06 (2022 Notes)

91324P CP5/US91324PCP53 (2025 Notes)

91324P CQ3/US91324PCQ37 (2035 Notes)

91324P CR1/US91324PCR10 (2045 Notes)

Active Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC

Passive Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

* * *

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or UBS Securities LLC toll-free at 1-888-827-7275.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.